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                                                                     Exhibit 2.1


                       AGREEMENT AMONG REPORTING PERSONS

     THIS AGREEMENT AMONG REPORTING PERSONS ("Agreement") is made and entered into by and among Robert T. Shaw, an individual; R-M-S Investments, Ltd., a Florida Limited Partnership and Consolidated National Corporation, a Florida Corporation (collectively, the "Group").

                             W I T N E S S E T H:

     WHEREAS, each member of the Group may be deemed to beneficially own shares of the Common Stock of MB Software Corporation; and

     WHEREAS, each member of the Group desires to file a single Schedule 13D indicating the beneficial ownership of each member; and

     WHEREAS, Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934 (the "Act") requires that, when a Schedule 13D is filed on behalf of more than one person, the Schedule 13D shall include as an exhibit to the Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them.

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties thereto, the parties hereto covenant and agree as follows:

     1. Robert T. Shaw, R-M-S Investments, Ltd. and Consolidated National Corporation agree that a single Schedule 13D, and any amendments thereto, relating to the shares of Common Stock of MB Software Corporation shall be filed on behalf of each of them.

     2. Robert T. Shaw, R-M-S Investments, Ltd. and Consolidated National Corporation each acknowledge and agree that pursuant to Rule 13d-1(k)(1) under the Act each of them is individually responsible for the timely filing of the
Schedule 13D, and any amendment thereto, and for the completeness and accuracy of the information contained therein.

     3.   This Agreement shall not be assignable to any party hereto.

     4. This Agreement shall be terminated only upon the first to occur of the following: (a) the death of any of the individual parties hereto, (b) the dissolution or liquidation of R-M-S Investments, Ltd., or Consolidated National Corporation or (c) a written notice of termination given by any party hereto to all of the other parties hereto.

     5. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof but all of which together shall constitute a single instrument.
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     6.   Robert T. Shaw, R-M-S Investments, Ltd. and Consolidated National
Corporation each acknowledge and agree that Robert T. Shaw shall be authorized as attorney-in-fact to sign, on behalf of each party to this Agreement, any
Schedule 13D, or amendments thereto, that are required to be filed on behalf of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of March, 2000.


                                      /s/ Robert T. Shaw
                                      ------------------------------------
                                      Robert T. Shaw, Individually


                                      R-M-S INVESTMENTS, LTD.


                                      By: /s/ Robert T. Shaw
                                          --------------------------------
                                          Robert T. Shaw, General Partner

                                      CONSOLIDATED NATIONAL CORPORATION


                                      By: /s/ Robert T. Shaw
                                          --------------------------------
                                          Robert T. Shaw, President

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